Exhibit 10.15

THIRD AMENDMENT TO
THE EQUITY RESIDENTIAL PROPERTIES TRUST
ADVANTAGE RETIREMENT SAVINGS PLAN

This Amendment to the Equity Residential Properties Trust Advantage Retirement Savings Plan (the “Plan”) is made as of this 6th day of May, 2003 by Equity Residential (the “Company”).

RECITALS:

The Company is the sponsor of the Plan, last amended and restated effective January 1, 2001.  Pursuant to the powers reserved to the Company under Section 8.01 of the Plan, the Company hereby adopts this Amendment to the Plan effective January 1, 2003.  This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

AMENDMENT

4.04  Employer Matching Contributions.

Each Employer shall make Employer Matching Contributions on behalf of each of the Participants who is eligible to participate in Employer Profit-Sharing Contributions for the Plan Year (regardless of whether any Employer Profit-Sharing Contributions are actually made by such Employer).  In addition, each Employer shall make an Employer Matching Contribution on behalf of each Participant who transferred from such Employer to a company listed on Schedule A provided that such Participant remained employed by such company as of his last scheduled work day of the Plan Year, or terminated such employment because he incurred a Retirement, died or had a Termination of Employment due to a Permanent Disability during such Year.  Each Employer shall contribute on behalf of each such Participant an amount equal to the Participant’s Pre-Tax Contributions made while the Participant was employed by such Employer to the extent they do not exceed 2% of the Participant’s Compensation earned while the Participant was employed by such Employer for the Plan Year.  In addition to the foregoing, each Employer shall make supplemental matching contributions with respect to any Participant returning from Qualified Military Service based upon the supplemental Pre-Tax Contributions the Participant elects to make pursuant to Section 4.01(h), equal to the amount of Employer Matching Contributions the Participant would have received had such Pre-Tax Contributions been made during his period of Qualified Military Service.  Notwithstanding the foregoing, Employer Matching Contributions shall not be made to the Plan with respect to a Participant to the extent that such contributions would cause the limitations set forth in Section 4.08(d) to be exceeded for such Participant with respect to the year for which such contributions are made.

This consent may be executed in several counterparts, any one of which shall constitute an original without reference to the others, and shall be delivered to the Secretary of the Company to be filed in the corporate records of the Company.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized officers on the date first written above.

EQUITY RESIDENTIAL

	By:	/s/ Bruce C. Strohm
Bruce C. Strohm
	Title:	EVP

	By:	/s/ Bruce W. Duncan
Bruce W. Duncan
	Title:	CEO/President

Attest:

/s/ Yasmina Duwe
Assist. Secretary